EXHIBIT 99.1
Gladstone Land Announces
First Quarter 2018 Results

McLean, VA, May 8, 2018: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the first quarter ended March 31, 2018.
A reconciliation of funds from operations (“FFO”), core FFO (“CFFO”), and adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, to net loss, which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net loss, FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information tables below, and a description of each of FFO, CFFO, and AFFO is located at the end of this press release.  In addition, a description of net asset value (“NAV”), a non-GAAP financial measure, and a reconciliation to total equity, which the Company believes is its most directly-comparable GAAP measure, is also located at the end of this press release.  All per-share references are to fully-diluted, weighted-average shares of common stock of the Company unless otherwise noted.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.SEC.gov and the Company’s website at www.GladstoneLand.com.
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment judgment.

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	3/31/2018	12/31/2017	($ / #)	(%)
Operating Data:
Total operating revenues	$9,245	$6,812	$2,433	35.7%
Total operating expenses, net of credits	(6,459)	(3,864)	(2,595)	67.2%
Other expenses, net	(3,104)	(3,164)	60	(1.9)%
Net loss available to common stockholders and OP Unitholders	$(318)	$(216)	$(102)	47.2%
Plus: Real estate and intangible depreciation and amortization	2,189	2,114	75	3.5%
Less: Gains on disposals of real estate assets	—	(56)	56	(100.0)%
FFO available to common stockholders and OP Unitholders	$1,871	$1,842	$29	1.6%
Plus: Acquisition-related expenses	134	60	74	123.3%
Plus: Acquisition-related accounting fees	22	14	8	57.1%
Plus: Other charges(1)	163	—	163	—%
CFFO available to common stockholders and OP Unitholders	$2,190	$1,916	$274	14.3%
Net rent adjustment(2)	(251)	(45)	(206)	457.8%
Plus: Amortization of deferred financing costs	143	159	(16)	(10.1)%
AFFO available to common stockholders and OP Unitholders	$2,082	$2,030	$52	2.6%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	13,957,732	13,666,560	291,172	2.1%
Weighted-average OP Units outstanding(3)	977,271	1,095,159	(117,888)	(10.8)%
Weighted-average total shares outstanding	14,935,003	14,761,719	173,284	1.2%

Diluted net loss per weighted-average total share	$(0.021)	$(0.015)	$(0.007)	(45.5)%
Diluted FFO per weighted-average total share	$0.125	$0.125	$—	0.4%
Diluted CFFO per weighted-average total share	$0.147	$0.130	$0.017	13.0%
Diluted AFFO per weighted-average total share	$0.139	$0.137	$0.002	1.4%
Cash distributions declared per total share	$0.133	$0.132	$0.000	0.3%

Balance Sheet Data:
Net investments in real estate, at cost(4)	$461,186	$451,864	$9,322	2.1%
Total assets	$472,916	$462,278	$10,638	2.3%
Total indebtedness(5)	$323,780	$331,738	$(7,958)	(2.4)%
Total equity	$131,968	$117,951	$14,017	11.9%
Total common shares + OP Units outstanding(3)	16,186,804	14,799,679	1,387,125	9.4%

Other Data:
Cash flows from operations	$2,751	$(1,155)	$3,906	(338.2)%
Farms owned	75	73	2	2.7%
Acres owned	63,351	63,014	337	0.5%
Occupancy rate(6)	99.7%	100.0%	—	—%
Farmland portfolio value	$537,378	$533,297	$4,081	0.8%
NAV per share	$13.57	$13.96	$(0.39)	(2.8)%

(1)
Consists of the property and casualty loss recorded during the quarter ended March 31, 2018, plus approximately $34,000 of additional repairs incurred as a result of damage caused to certain irrigation improvements from a lightning strike on one of our Arizona properties, which repairs were expensed during the quarter ended March 31, 2018.

(2)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and accretion related to below-market lease values, deferred revenue and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(3)	There were 970,605 and 1,008,105 OP Units (as defined below) held by non-controlling limited partners as of March 31, 2018, and December 31, 2017, respectively.

(4)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(5)	Consists of the principal balances outstanding of all indebtedness, including our lines of credit, mortgage notes and bonds payable, and our Series A Term Preferred Stock.

(6)	Based on total acreage. Includes one farm currently leased (on a temporary basis) to our taxable REIT subsidiary (“TRS”).
Highlights for the quarter:

*
Property Acquisitions:  Acquired 2 new farms, consisting of 337 total acres across 2 states, for approximately $5.0 million. One of these farms was acquired without a lease in place and remained vacant throughout the quarter (though we expect to have a lease in place on this farm by the end of the second quarter), while the other farm was acquired at an initial, minimum net capitalization rate of 6.3%.

*	Financing Activity: Obtained approximately $1.3 million of new, long-term borrowings from an existing lender at an interest rate of 4.47%, which is fixed for 10 years.

*	Equity Activities:

◦
Series B Preferred Stock: Launched a continuous public offering of up to $150.0 million of 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), which is expected to be sold on a “reasonable best efforts” basis over the next five years. No shares were sold during the quarter.

◦	Follow-on Common Stock Offering: Completed an overnight common stock offering, issuing a total of 1,100,000 new shares for net proceeds of approximately $12.7 million (the “March 2018 Offering”).

◦	ATM Program: Issued and sold 316,925 shares of common stock under our ATM Program for net proceeds of approximately $4.1 million.

*
Increased and Paid Distributions: Increased our monthly distribution run rate by 0.3% and paid total cash distributions of $0.13275 per share of common stock (including outstanding common units of limited partnership interests in Gladstone Land Limited Partnership (“OP Units”) that are held outside of the Company) for each of January, February, and March 2018.

Q1 2018 Results:  Net loss for the quarter was approximately $318,000, or $0.02 per share, compared to approximately $216,000, or $0.01 per share, in the prior quarter. AFFO for the quarter was approximately $2.1 million, or $0.14 per share, an increase of 2.6% from the prior quarter. The increase in AFFO was driven by the additional profit recognized as a result of the ongoing operations on one farm currently leased (on a temporary basis) to our TRS (through which we recognized additional income of approximately $108,000 during the current quarter, as compared to none in the prior quarter) and additional rental revenues earned on certain of our recent acquisitions, partially offset by a crop share payment received during the prior quarter from one of our pistachio farms in California. AFFO per share increased by 1.4% from the prior quarter due to the additional revenues (including income earned by our TRS) recognized during the current quarter (as discussed above), partially offset by the additional common shares issued during the quarter through our ATM Program and in connection with the March 2018 Offering. Excluding costs incurred by our TRS related to its farming operations, our core operating expenses (which also exclude depreciation and amortization expense and acquisition-related expenses) increased by approximately $8,000 from the prior quarter, driven by higher property-operating expenses (primarily property-level legal costs and state filing fees), partially offset by lower general and administrative expenses (due to the write off of certain deferred rent balances to bad debt expense during the prior quarter due to two early lease terminations). Cash flows from operations for the prior quarter were negatively impacted by additional costs paid in connection with the initial operations on the farm leased by our TRS. Our NAV per share decreased by $0.39 from the prior quarter to $13.57 at March 31, 2018, primarily driven by ongoing capital improvements made on certain of our farms (which won't be reflected in the properties' fair values until the respective projects are completed) and the additional shares issued at the end of the quarter in connection with the March 2018 Offering, partially offset by a decrease in the fair value of our long-term borrowings due to increases in market interest rates.
Subsequent to March 31, 2018:

*	Financing Activity: Obtained approximately $1.5 million of new, long-term borrowings from an existing lender at an expected effective interest rate of 4.24%, which is fixed for the next five years.

*
Equity Activity: As a result of the underwriters’ exercise of the over-allotment option in connection with the March 2018 Offering, we issued and sold an additional 165,000 shares of common stock for net proceeds of approximately $1.9 million.

*
Increased Distributions:  Increased our distribution run rate by 0.1%, declaring monthly cash distributions of $0.0443 per share of common stock (including OP Units held outside of the Company) for each of April, May, and June 2018.  This marks our 10th distribution increase over the past 40 months, during which time we’ve increased the distribution run rate by a total of 47.7%.

Comments from David Gladstone, President and CEO of the Gladstone Land:  “This was another solid quarter for us, as we continued to earn the money needed to increase the distributions, and we continued to increase the number of farms owned, which, in turn, increases the amount of rent we hope to collect. There is a lot of uneasiness about tariffs having a negative impact on agricultural sales to China; however, we don’t believe there will be a significant impact on the crops grown on our farms. Since most of the crops grown by our farmers (e.g., berries and vegetables) are highly perishable, most of them are consumed within the U.S. and are not shipped over to China. There could be an impact to almond farms, but we do not believe that would pose a huge problem for our farmers because many of the almond farms we own grow organic almonds, and there is a large global shortage of organic almonds. We do have two small farms that grow corn and other grain crops that could be negatively impacted by tariffs, but this is a very small part of our overall farmland holdings.”
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, May 9, 2018, at 8:30 a.m. EST to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through May 16, 2018.  To hear the replay, please dial (855) 859-2056, and use playback conference number 54444665.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneLand.com. The event will be archived and available for replay on the Company’s website through July 9, 2018.
About Gladstone Land Corporation:
Gladstone Land is a publicly-traded real estate investment trust that invests in farmland and farm-related properties located in major agricultural markets in the U.S., which it leases to farmers.  The Company reports the current fair value of its farmland on a quarterly basis; as of March 31, 2018, the estimated net asset value of the Company was $13.57 per share.  Gladstone Land currently owns 75 farms, comprised of 63,351 acres in 9 different states across the U.S., valued at approximately $537 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops (e.g., berries and vegetables), which are generally planted and harvested annually, as well as permanent crops (e.g., almonds, blueberries, and pistachios), which are planted every 10 to 20-plus years.  The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders, and the current per-share distribution is $0.0443 per month, or $0.5316 per year.  The Company has paid 63 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:

•	Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.

•	Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.

•	Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com – Midwest U.S.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
The Company’s presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by an independent, third-party appraiser; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate on a fee simple, “As Is” basis, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held outside of the Company).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$131,968
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(461,186)
Plus: estimated fair value of real estate holdings(2)	537,378
Net fair value adjustment for real estate holdings		76,192
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	319,880
Less: fair value of aggregate long-term indebtedness(3)(4)	(308,360)
Net fair value adjustment for long-term indebtedness		11,520
Estimated NAV		$219,680

Total shares outstanding(5)		16,186,804

Estimated NAV per common share		$13.57

(1)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(2)	As determined by the Company's valuation policy and approved by its board of directors.

(3)	Includes the principal balances outstanding of all long-term borrowings (consisting of mortgage notes and bonds payable) and the Series A Term Preferred Stock.

(4)	Long-term mortgage notes and bonds payable were valued using a discounted cash flow model. The Series A Term Preferred Stock was valued based on its closing stock price as of March 31, 2018.

(5)	Includes 15,216,199 shares of common stock and 970,605 OP Units held by non-controlling limited partners.
Comparison of estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-Q, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption “Risk Factors” within the Company's Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on February 20, 2018, and its Form 10-Q for the three months ended March 31, 2018, as filed with the SEC on May 8, 2018, and certain other documents filed with the SEC from time to time.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893